Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

FNB United Corp.

Asheboro, North Carolina

We consent to the use of our reports dated March 30, 2012, with respect to our audits of the consolidated balance sheets of FNB United Corp. and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Dixon Hughes Goodman LLP
Charlotte, North Carolina
May 14, 2012